Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 78 to the Registration Statement (Form N-1A, Registration No. 002-30393) of FPA New Income, Inc., and to the incorporation by reference of our report dated November 28, 2022, included in the Annual Report to Shareholders of FPA New Income, Inc. as of and for the year ended September 30, 2022.

/s/ Ernst & Young LLP

Los Angeles, California

January 27, 2023

A member firm of Ernst & Young Global Limited